Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2021

Second Quarter Highlights

•Interest income of $23.0 million; net interest income of $14.2 million
•Net income attributable to common stockholders of $10.4 million
•Basic earnings per common share (“EPS”) of $0.45
•Book value per common share of $15.86 at June 30, 2021
•Taxable income of $0.34 per common share
•Formed four joint ventures that acquired $1.4 billion in unpaid principal balance ("UPB") of mortgage loans with collateral values of $2.4 billion and retained $232.9 million of varying classes of related securities issued by the joint ventures to end the quarter with $558.1 million of investments in debt securities and beneficial interests
•Purchased $4.8 million re-performing mortgage loans ("RPLs"), with UPB of $5.2 million at 60.7% of property value to end the quarter with $955.6 million in net mortgage loans
•Collected total cash of $78.9 million from loan payments, sales of real estate owned ("REO") and collections from investments in debt securities and beneficial interests
•Held $88.1 million of cash and cash equivalents at June 30, 2021; average daily cash balance for the quarter was $113.0 million
•At June 30, 2021, approximately 74.2% of portfolio based on UPB made at least 12 out of the last 12 payments

New York, NY—August 5, 2021 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended June 30, 2021. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire small balance commercial loans ("SBCs") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Loan interest income(1,2)	$15,788	$18,181	$18,108	$18,312	$18,458
Earnings from debt securities and beneficial interests(2,4)	$6,994	$5,937	$6,243	$5,092	$4,769
Other interest income/(loss)	$266	$(83)	$407	$113	$(55)
Interest expense	$(8,830)	$(10,304)	$(10,837)	$(11,727)	$(13,058)
Net interest income(2,3)	$14,218	$13,731	$13,921	$11,790	$10,114
Net increase in the net present value of expected cash flows(2)	$4,733	$5,516	$7,966	$4,440	$4,861
Other income and income/(loss) from equity method investments	$843	$519	$618	$512	$1,352
Total revenue, net(1,5)	$19,794	$19,766	$22,505	$16,742	$16,327
Consolidated net income(1)	$11,170	$10,642	$14,402	$8,892	$8,818
Net income per basic share	$0.45	$0.30	$0.47	$0.23	$0.27
Average equity(1,6)	$498,990	$508,319	$509,628	$503,967	$469,831
Average total assets(1)	$1,600,337	$1,674,301	$1,654,579	$1,642,090	$1,597,678
Average daily cash balance(7,8)	$113,008	$115,220	$128,687	$128,621	$125,739
Average carrying value of RPLs(1)	$897,847	$1,025,204	$1,044,997	$1,055,186	$1,048,704
Average carrying value of NPLs(1)	$46,139	$46,437	$39,958	$35,665	$33,683
Average carrying value of SBC loans	$23,685	$31,539	$8,751	$6,195	$5,413
Average carrying value of debt securities and beneficial interests	$405,612	$361,852	$367,389	$331,009	$333,359
Average asset level debt balance(1)	$992,122	$1,088,936	$1,025,717	$1,038,406	$1,041,673
____________________________________________________________
(1)At the beginning of the first quarter of 2021, we acquired all of our joint venture partner's interest in Ajax Mortgage Loan Trust 2018-C ("2018-C"). Results for the quarters ended June 30, 2021 and March 31, 2021 reflect our 100% ownership of 2018-C. In all prior quarters, 2018-C was 37%, owned by third-party institutional investors, and was consolidated by us under U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Our remaining ownership interest in Ajax Mortgage Loan Trust 2017-D ("2017-D"), which we consolidate, remains at 50% and is consistent with prior quarters.
(2)All quarters have been updated to reflect the reclassification of loan and beneficial interest credit loss expense from Net increase in the net present value of cash flows to loan interest income and earnings from debt securities and beneficial interest lines, respectively.
(3) Net increase in the net present value of expected cash flows represents the net decrease to the allowance for losses resulting from changes in actual and expected cash flows during the quarter. It represents the net present value of cash flow increases over incremental provision expense on the Mortgage loan and Beneficial interest portfolios. Such amounts are calculated at the pool level for Mortgage loans and at the security level for Beneficial interests, and are recorded in the period in which the change occurs.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(5)Total revenue includes net interest income, income from equity method investments, loss on sale of mortgage loans and other income.
(6)Average equity includes the effect of an aggregate of $115.1 million of preferred stock.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)For the three months ended June 30, 2021, the average daily cash balance excludes $22.1 million and $17.5 million of funds on deposit in a non-interest bearing account which closed on June 17, 2021 and June 24, 2021, respectively. The average daily cash balance also excludes $9.4 million of funds on deposit in a non-interest bearing account for a transaction that is expected to close on August 20, 2021. Including the aggregate amount of $49.0 million on deposit, average daily cash was $125.7 million. For the three months ended September 30, 2020, the average daily cash balance excludes $51.0 million of funds on deposit in a non-interest bearing account for a transaction that closed on September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million.

Our consolidated net income attributable to our common stockholders was $10.4 million for the quarter ended June 30, 2021, compared to $7.0 million for the March 31, 2021 quarter. The increase in net income for the second quarter of 2021 compared to the first quarter of 2021 is primarily attributable to a decrease in interest expense as we continue to refinance borrowings at lower rates offset by lower interest income on loans as we invested primarily in joint venture debt securities during the quarter which are recorded net of servicing fee.

Our net interest income for the quarter ended June 30, 2021 was $14.2 million, an increase of $0.5 million over the prior quarter on lower interest expense on our secured borrowings and repurchase facilities. We also recorded $4.7 million in earnings from the increase in the net present value of our cash flows on our mortgage loans and beneficial interests. Under the current expected credit losses accounting standard, (“CECL”), increases and decreases in the net present value of expected cash flows are recorded in earnings in the period such changes occur. This compares to the first quarter of 2021 where we recorded $5.5 million in earnings from the increase in the net present value of our cash flows on our mortgage loans and beneficial interests. We continue to experience significant prepayment of our loan and securities portfolios.

Our interest expense for the quarter ended June 30, 2021 decreased $1.5 million compared to the prior quarter due to a 25 basis point decrease in our overall cost of funds as we have continued to refinance our secured borrowings at lower rates and have experienced similar declines on our bond repurchase lines of credit. Included in interest expense for the quarter is approximately $0.1 million of duplicate interest expense related to the refinancing of 2017-D from the call date of April 7, 2021 to the senior bond payoff date of April 25, 2021.

We ended the quarter with a book value of $15.86 per common share, compared to a book value per common share of $16.18 for the quarter ended March 31, 2021. The decrease in book value is due to the dilutive impact of our convertible debt at June 30, 2021. Our convertible senior notes become dilutive at EPS levels above approximately $0.30 per share from the effect of the add back of interest expense. Our basic EPS for the quarter ended March 31, 2021 was $0.30 per share. As a result, the convertible debt was anti-dilutive. Conversely for the quarter ended June 30, 2021,our basic EPS is $0.45 per share and the convertible debt is dilutive.

During the quarter we purchased $4.8 million of RPLs with UPB of $5.2 million at 60.7% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 40 days of the quarter. We ended the quarter with $955.6 million of mortgage loans with an aggregate UPB of $1.0 billion.

During the quarter ended June 30, 2021 we co-invested with three third party institutional investors to form four joint ventures, and retained an aggregate $232.9 million of varying classes of related securities and beneficial interests, to end the quarter with $558.1 million of combined investments in securities and beneficial interests. We acquired 5.01% of the class A securities and 31.9% of the class B securities and trust certificates of Ajax Mortgage Loan Trust 2021-C ("2021-C") for a net investment of $27.6 million, 20.0% of each class of the securities of Ajax Mortgage Loan Trust 2021-D ("2021-D") for a net investment of $49.2 million, 12.6% of each class of the securities of Ajax Mortgage Loan Trust 2021-F ("2021-F") for a net investment of $75.9 million, and 20.0% of each class of Ajax Mortgage Loan Trust 2021-G ("2021-G") for a net investment of $80.2 million, which was on our consolidated balance sheet for an average of 21 days during the quarter.

We recorded $0.1 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended June 30, 2021. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 11 properties sold in the second quarter while five were added to REO held-for-sale through foreclosures. Limited housing inventory has accelerated our REO liquidation timelines while we are continuing to experience some delays in foreclosure proceedings relating to the COVID-19 pandemic.

We collected $78.9 million of cash during the second quarter as a result of loan payments, loan payoffs, sales of REO, payoff of securities and cash collections on our securities portfolio to end the quarter with $88.1 million in cash and cash equivalents. Cash collections of $63.4 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $15.5 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

During the quarter ended June 30, 2021, we completed two repurchases of our convertible senior notes for an aggregate principal amount of $5.0 million of our senior convertible notes for a total purchase price of $5.1 million.

2021-C was formed on April 7, 2021 and acquired 1,290 RPLs and NPLs with UPB of $259.6 million and an aggregate property value of $483.1 million. We formed 2021-C by re-securitizing the majority of the remaining mortgage loans in 2017-D, Ajax Mortgage Loan Trust 2018-A ("2018-A") and Ajax Mortgage Loan Trust 2018-B ("2018-B"). We contributed 760 loans from 2017-D with UPB of $133.8 million and property value of $256.8 million. 2018-A contributed 378 loans with UPB of $85.7 million and property value of $163.9 million and 2018-B contributed 152 loans with UPB of $40.1 million and property value of $62.4 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 2.115% coupon. Based on the structure of the transaction we do not consolidate 2021-C under U.S. GAAP.

2021-D was formed on May 24, 2021 and acquired 853 RPLs and NPLs with UPB of $255.3 million and an aggregate property value of $436.7 million. Ajax Mortgage Loan Trust 2018-F contributed 745 loans with UPB of $179.2 million and property value of $312.8 million. The remainder were acquired from an unaffiliated third party. The senior securities represent

75% of the UPB of the underlying mortgage loans and carry a 2.000% coupon. We retained a 20.0% interest in varying classes of securities. Based on the structure of the transaction we do not consolidate 2021-D under U.S. GAAP.

2021-F was formed on June 17, 2021 and acquired 3,808 RPLs and NPLs with UPB of $618.3 million and an aggregate property value of $1.1 billion. All loans were acquired from an unaffiliated third party. The senior securities represent 77% of the UPB of the underlying mortgage loans and carry a 1.875% coupon. We retained a 12.6% interest in the varying classes of securities. Based on the structure of the transaction we do not consolidate 2021-F under U.S. GAAP.

2021-G was formed on June 24, 2021 and initially acquired 802 RPLs and NPLs with UPB of $229.5 million and an aggregate property value of $372.0 million. Ajax Mortgage Loan Trust 2018-E contributed 450 loans with UPB of $96.3 million and property value of $178.0 million. The remainder were acquired from an unaffiliated third party. The joint venture was prefunded with $174.7 million of a securitized pre-funding account for additional loan purchases of which 1,010 NPLs with UPB of $170.5 million closed in July for a purchase price of $167.0 million. The senior securities represent 77% of the UPB of the underlying mortgage loans and carry a 1.875% coupon. We retained a 20.0% interest in varying classes of securities. Based on the structure of the transaction we do not consolidate 2021-G under U.S. GAAP.

The following table provides an overview of our portfolio at June 30, 2021 ($ in thousands):

No. of loans	5,168	Weighted average LTV(5)	68.6%
Total UPB(1)	$1,020,819	Weighted average remaining term (months)	291
Interest-bearing balance	$947,523	No. of first liens	5,106
Deferred balance(2)	$73,296	No. of second liens	62
Market value of collateral(3)	$1,773,620	No. of rental properties	5
Original purchase price/total UPB	81.6%	Capital invested in rental properties	$408
Original purchase price/market value of collateral	50.6%	No. of REO held-for-sale	20
RPLs	93.9%	Market value of REO held-for-sale(6)	$5,218
NPLs	3.9%	Carrying value of debt securities and beneficial interests in trusts	$559,424
SBC loans(4)	2.2%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	74.2%
Weighted average coupon	4.39%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	66.8%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (56.1% of UPB), ARM (8.5% of UPB) and Hybrid ARM (35.4% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of date of acquisition.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of June 30, 2021 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired 1,016 residential NPLs with aggregate UPB of $173.0 million in two transactions from two different sellers. The purchase price equaled 97.9% of UPB and 54.2% of the estimated market value of the underlying collateral of $312.1 million. Some of these loans were acquired into the joint venture formed in June 2021 with proceeds from the established prefunding account.

We have agreed to acquire, subject to due diligence, 31 residential RPLs in six transactions, and 412 NPLs in six transactions, with aggregate UPB of $4.7 million and $103.3 million, respectively. The purchase price of the residential RPLs equals 80.9% of UPB and 55.1% of the estimated market value of the underlying collateral of $6.9 million. The purchase price of the NPLs equals 97.1% of UPB and 64.4% of the estimated market value of the underlying collateral of $155.8 million.

On July 19, 2021, we co-invested with third-party institutional investors to form Ajax Mortgage Loan Trust 2021-E ("2021-E") and retained $53.1 million of varying classes of related rated securities and equity. We acquired 10.01% of the class A securities, class B securities and class M securities from the trust, which acquired 3,142 RPLs and NPLs with UPB of $517.7 million and an aggregate property value of $968.6 million. The AAA through A rated securities represent 83% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 1.82%. Based on the structure of the transaction we will not consolidate 2021-E under U.S. GAAP. The assets included in the 2021-E securitization came from loan sales associated with our Ajax Mortgage Loan Trust 2020-C ("2020-C") and 2020-D ("2020-D") securitizations, all of which were joint ventures with third party institutional accredited investors.

On August 5, 2021, our Board of Directors declared a cash dividend of $0.21 per share to be paid on August 31, 2021 to stockholders of record as of August 16, 2021.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, August 5, 2021 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended June 30, 2021. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,048	$24,035	$24,758	$23,517
Interest expense	(8,830)	(10,304)	(10,837)	(11,727)
Net interest income	14,218	13,731	13,921	11,790
Net increase in the net present value of expected cash flows(1)	4,733	5,516	7,966	4,440
Net interest income after the impact of changes in the net present value of expected cash flows	18,951	19,247	21,887	16,230

Income/(loss) from equity method investments	357	163	310	(25)
Other income	486	356	308	537
Total revenue, net	19,794	19,766	22,505	16,742

EXPENSE:
Related party expense - loan servicing fees	1,699	1,833	1,880	1,848
Related party expense - management fee	2,270	2,273	2,250	2,264
Professional fees	763	640	721	576
Real estate operating expense	88	185	209	173
Fair value adjustment on put option liability	2,201	1,944	1,717	1,766
Other expense	1,375	1,304	1,236	986
Total expense	8,396	8,179	8,013	7,613
Loss on debt extinguishment	161	911	—	253
Income before provision for income tax	11,237	10,676	14,492	8,876
Provision for income tax (benefit)	67	34	90	(16)
Consolidated net income	11,170	10,642	14,402	8,892
Less: consolidated net income attributable to non-controlling interests	(1,158)	1,689	1,619	1,662
Consolidated net income attributable to Company	12,328	8,953	12,783	7,230
Less: dividends on preferred stock	1,950	1,949	1,949	1,950
Consolidated net income attributable to common stockholders	$10,378	$7,004	$10,834	$5,280
Basic earnings per common share(2)	$0.45	$0.30	$0.47	$0.23
Diluted earnings per common share(2)	$0.42	$0.30	$0.41	$0.23

Weighted average shares – basic(2)	22,825,804	22,816,978	22,838,664	22,844,192
Weighted average shares – diluted(2)	30,198,696	22,816,978	36,105,656	22,989,616
____________________________________________________________
(1)Net increase in the net present value of expected cash flows represents the net decrease to the allowance for losses resulting from changes in actual and expected cash flows during the quarter. It represents the net present value of cash flow increases over incremental provision expense on the Mortgage loan and Beneficial interest portfolios. Such amounts are calculated at the pool level for Mortgage loans and at the security level for Beneficial interests, and are recorded in the period in which the change occurs.
(2)Refer to our attached Appendix A for our basic and diluted earnings per share calculations.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$88,134	$107,147
Cash held in trust	186	188
Mortgage loans, net(1,2)	955,628	1,119,372
Real estate owned properties, net(3)	4,768	8,526
Investments in securities at fair value(4)	424,632	273,834
Investments in beneficial interests(5)	133,484	91,418
Receivable from servicer	23,907	15,755
Investments in affiliates	27,929	28,616
Prepaid expenses and other assets	17,424	8,876
Total assets	$1,676,092	$1,653,732

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$653,948	$585,403
Borrowings under repurchase transactions	394,386	421,132
Convertible senior notes, net(6)	103,427	110,057
Management fee payable	2,267	2,247
Put option liability	18,350	14,205
Accrued expenses and other liabilities	6,222	6,197
Total liabilities	1,178,600	1,139,241

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at June 30, 2021 and 2,307,400 shares issued or outstanding at December 31, 2020	51,100	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at June 30, 2021 and 2,892,600 shares issued or outstanding at December 31, 2020	64,044	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 22,993,246 shares issued and outstanding at June 30, 2021 and 22,978,339 shares issued and outstanding at December 31, 2020	231	231
Additional paid-in capital	315,131	317,424
Treasury stock	(1,405)	(1,159)
Retained earnings	62,502	53,346
Accumulated other comprehensive income	1,651	375
Equity attributable to stockholders	493,254	485,361
Non-controlling interests(7)	4,238	29,130
Total equity	497,492	514,491
Total liabilities and equity	$1,676,092	$1,653,732
____________________________________________________________

(1)Mortgage loans, net include $821.6 million and $842.2 million of loans at June 30, 2021 and December 31, 2020, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $9.8 million and $13.7 million of allowance for loan credit losses at June 30, 2021 and December 31, 2020, respectively.
(2)As of June 30, 2021, balances for Mortgage loans, net include $1.9 million from a 50.0% owned joint venture. As of December 31, 2020, balances for Mortgage loans, net includes $307.1 million and Secured borrowings, net of deferred costs includes $250.6 million from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, includes valuation allowances of $0.5 million and $1.4 million at June 30, 2021 and December 31, 2020, respectively.
(4)As of June 30, 2021 and December 31, 2020 Investments in securities at fair value include amortized cost basis of $423.0 million and $273.4 million, respectively, and net unrealized gains of $1.7 million and $0.4 million, respectively.
(5)Investments in beneficial interests includes allowance for credit losses of $3.0 million and $4.5 million at June 30, 2021 and December 31, 2020, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $9.5 million at June 30, 2021 and $5.4 million at December 31, 2020. Convertible senior notes, net are presented net of deferred issuance costs of $2.4 million at June 30, 2021 and $3.3 million at December 31, 2020.
(7)As of June 30, 2021 non-controlling interests includes $2.7 million from a 50.0% owned joint venture, $1.4 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2020 non-controlling interests includes $27.4 million from the 50.0% and 63.0% owned joint ventures, $1.5 million from a 53.1% owned subsidiary and $0.2 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	June 30, 2021			March 31, 2021			December 31, 2020			September 30, 2020
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net income attributable to common stockholders	$10,378	22,825,804		$7,004	22,816,978		$10,834	22,838,664		$5,280	22,844,192
Allocation of earnings to participating restricted shares	(78)	—		(52)	—		(81)	—		(33)	—
Consolidated net income attributable to unrestricted common stockholders	$10,300	22,825,804	$0.45	$6,952	22,816,978	$0.30	$10,753	22,838,664	$0.47	$5,247	22,844,192	$0.23
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		—	—		—	—		33	145,424
Amortization of put option(3)	—	—		—	—		1,717	5,432,693		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	2,255	7,372,892		—	—		2,393	7,834,299		—	—
Diluted EPS
Consolidated net income attributable to common stockholders and dilutive securities	$12,555	30,198,696	$0.42	$6,952	22,816,978	$0.30	$14,863	36,105,656	$0.41	$5,280	22,989,616	$0.23
____________________________________________________________
(1)Our outstanding warrants for an additional 6,500,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended June 30, 2021, March 31, 2021 and December 31, 2020 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended June 30, 2021, March 31, 2021 and September 30, 2020 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of interest expense and assumed conversion of shares from convertible senior notes on our diluted EPS calculation for the three months ended March 31, 2021 and September 30, 2020 would have been anti-dilutive and have been removed from the calculation.